SCHEDULE A

                          FUNDS AS OF NOVEMBER 9, 2015


                                         ANNUAL RATE
                                         OF AVERAGE DAILY
NAME OF FUND                             NET ASSETS             EFFECTIVE DATE
------------                             ----------------       --------------
First Trust Preferred Securities
and Income Fund                               0.80%            January 11, 2011

First Trust/Confluence Small Cap
Value Fund                                    1.00%            January 11, 2011

First Trust Short Duration High
Income Fund                                   0.65%            November 1, 2012

First Trust AQA(R) Equity Fund                1.00%            November 9, 2015